Exhibit (l)(6)

[LETTERHEAD OF VENABLE LLP]

April 7, 2014

Prospect Capital Corporation
10 East 40th Street, 44th Floor
New York, New York 10016

Re:    Registration Statement on Form N-2 (File No. 333-190850)

Ladies and Gentlemen:

We have served as Maryland counsel to Prospect Capital Corporation, a Maryland corporation (the “Company”) and a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with certain matters of Maryland law arising out of the registration by the Company of $300,000,000 aggregate principal amount of the Company’s 5.000% Senior Notes due 2019 (the “Notes”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Up to $255,000,000 aggregate principal amount of the Notes will be sold and issued pursuant to an underwritten public offering. Up to $45,000,000 aggregate principal amount of the Notes will be issued in exchange for the Company’s outstanding 4.75% Senior Notes due 2019.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.    The Registration Statement;
2.    The Prospectus, dated October 15, 2013, as supplemented by the Prospectus Supplement, dated April 7, 2014, filed by the Company with the Commission pursuant to Rule 497 under the 1933 Act;
3.    The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
4.    The Bylaws of the Company, certified as of the date hereof by an officer of the Company;
5.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
6.    Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the authorization of the issuance of the Notes and the execution, delivery

Prospect Capital Corporation
April 7, 2014

and performance by the Company of the Note Documents (as defined herein), certified as of the date hereof by an officer of the Company;
7.    The Indenture, dated as of February 16, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as successor to American Stock Transfer & Trust Company, as trustee;
8.    The Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee;
9.    The global note representing the Notes (the “Global Note” and, together with the Indenture, the “Note Documents”);
10.    A certificate executed by an officer of the Company, dated as of the date hereof; and
11.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
In expressing the opinion set forth below, we have assumed the following:
1.    Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.
2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

Prospect Capital Corporation
April 7, 2014

1.    The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2.    The execution and delivery by the Company of the Note Documents, and the performance by the Company of its obligations thereunder, have been duly authorized by the Company. The issuance of the Notes has been duly authorized by the Company.
3.    The Note Documents have been duly executed and delivered by the Company.
The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act. We note that the Note Documents are governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Post-Effective Amendment No. 30 to the Registration Statement (the “Post-Effective Amendment”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,

/s/ Venable LLP